Exhibit 4.1

WAIVER AND FORBEARANCE AGREEMENT

This WAIVER AND FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of August 3, 2007 by and among ARTISTdirect, Inc., a Delaware corporation, its subsidiaries and affiliates (collectively with ARTISTdirect, Inc., the “Company”) and the holders of the Company’s Convertible Subordinated Notes, dated July 28, 2005 (the “Subordinated Notes”), indicated on the signature pages hereto (the “Subordinated Note Holders”).

RECITALS

A.            The Subordinated Notes were issued under the Securities Purchase Agreement, dated July 28, 2005, by and among the Company, the Subordinated Note Holders and the other parties thereto (the “SPA”).

B.            The Company is currently in default and may trigger additional defaults under certain provisions of the Subordinated Notes, the SPA and the other Transaction Documents (as defined in the SPA), as such documents have been amended from time to time and which are collectively referred to herein as the “Subordinated Financing Documents.”

C.            The Existing Subordinated Defaults (as defined hereinafter) constitute “Events of Default” for purposes hereof that entitle the Subordinated Note Holders to enforce certain rights and remedies under the Subordinated Financing Documents.

D.            Among other thing, under Section 2(a) of the Subordinated Notes, the interest rate charged upon such notes increases from four percent (4%) per annum (the “Standard Interest Rate”) to twelve percent (12%) per annum (the “Default Interest Rate”) from an after the occurrence of an Event of Default until such Event of Default has been cured.

E.             The Company has requested, subject to the conditions contained herein, that the Subordinated Note Holders waive their right to charge the Default Interest Rate and forbear from the exercise of their other rights and remedies relating to the Existing Subordinated Defaults and any other additional Events of Default during the Waiver Period (as hereinafter defined) to allow the Subordinated Note Holders to consider a restructuring of the Company’s capital structure.

F.             Subject to the terms contained herein, the Subordinated Note Holders are willing to agree to forbear from the exercise of their rights and remedies relating to the Existing Subordinated Defaults and any other additional Events of Default, including, without limitation, the right to receive the Default Interest Rate, during the Waiver Period.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the SPA.  The following terms as used in this Agreement shall have the meanings set forth below:

“Existing Subordinated Defaults” means the existing Subordinated Events of Default described on Schedule 1 hereto, other Subordinated Events of Default related thereto and those Subordinated Events of Default that currently exist or may develop during the Waiver Period (as hereinafter defined) as a consequence of the Company’s accounting treatment of its embedded derivatives.

“Waiver Period” means the period commencing on July 16, 2007 and terminating August 31, 2007.

“Subordinated Event of Default” means an Event of Default under the SPA, the Subordinated Notes or any other Transaction Document.

2.             Waiver of Right to Receive Default Interest Rate and Agreement to Forbear.

(a)           Subject to the conditions set forth in Section 3 below, during the Waiver Period, and subject to the terms hereof, the Subordinated Note Holders hereby agree to:

(i)            waive their right to accrue interest on the principal balance under the Subordinated Notes at the Default Interest Rate (interest upon which shall accrue, instead, at the Standard Interest Rate during this period); and

(ii)           forbear from exercising any of their other rights and remedies under the Subordinated Financing Documents.

(b)           Nothing in this Section 2 shall be construed to be a waiver of or acquiescence to any Existing Subordinated Defaults, and all such Existing Subordinated Defaults shall continue in existence; provided, that the Subordinated Note Holders, as set forth herein, agree to waive their right to charge the Default Interest Rate during the Waiver Period and instead charge only the Standard Interest Right and to forbear during the Waiver Period from exercising any of their rights and remedies under the Subordinated Financing Documents.  The Subordinated Note Holders acknowledge the limitations contained in the Subordination Agreement, dated July 28, 2005, by and among the Company and the initial holders of the Permitted Senior Indebtedness (as defined in the Subordinated Note).  The Subordinated Note Holders expressly reserve all of their rights and remedies under the Subordinated Financing Documents and under applicable law with respect to such Existing Subordinated Defaults, except as expressly limited in this Agreement.

(c)           From and after expiration of the Waiver Period, the Subordinated Note Holders shall have all the rights and remedies available to them under the Subordinated Financing Documents, applicable law and otherwise (including the right to charge interest at the Default Interest Rate (if applicable) for the period following the Waiver Period).

3.             Conditions to Effectiveness.  The Subordinated Note Holders’ agreement to waive and forbear during the Waiver Period shall be subject to the following conditions being fully satisfied:

(a)           The execution and delivery to the Company of a counterpart of this Agreement by each Subordinated Note Holder and the Company.

(b)           All representations and warranties set forth in this Agreement shall be true and correct as of the date hereof in all material respects.

4.             Termination.  The Subordinated Note Holders’ agreement to so waive and forbear shall automatically terminate, without further act or instrument, upon the occurrence of any of the following events:

(a)           Bankruptcy.

(i)            The Company or any of its subsidiaries pursuant to or under or within the meaning of any Bankruptcy Code:

(1)           commences a voluntary case or proceeding;

(2)           consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)           consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(4)           makes a general assignment for the benefit of its creditors; or

(ii)           A court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(1)           is for relief against the Company or any of its Subsidiaries in an involuntary case or proceeding;

(2)           appoints a Custodian of the Company or any of its subsidiaries for all or substantially all of their properties taken as a whole; or

(3)           orders the liquidation of the Company or any of its subsidiaries; and in each case the order or decree remains unstayed and in effect for 60 days.

(b)           The Company fails to timely perform any of the other material covenants, agreements and obligations set forth in this Agreement.

5.             Representations and Warranties.  In consideration of the agreement of the Subordinated Note Holders to waive and forbear from the exercise of their rights and remedies as set forth in this Agreement, the Company hereby represents and warrants to the Subordinated Note Holders as of the date hereof that:

(a)           The Company has full power, authority and legal right to enter into this Agreement.

(b)           This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

6.             Amendments.  This Agreement may be amended after the date hereof only by a written amendment, fully executed and delivered by the parties.

7.             Subordinated Financing Documents Still in Force.  Notwithstanding anything to the contrary in this Agreement, the Subordinated Financing Documents are in full force and effect in accordance with their respective terms, remain valid and binding obligations of the Company, and are hereby reaffirmed and ratified by the parties.  The Subordinated Financing Documents shall remain unmodified unless and until otherwise expressly modified in accordance with the terms of the respective Subordinated Financing Document.

8.             Voluntary Agreement.  Each party to this Agreement represents and warrants to each other party that it is represented by legal counsel of its choice, that it has consulted with counsel regarding this Agreement, that it is fully aware of the terms contained herein and that it has voluntarily and without coercion or duress of any kind entered into this Agreement.

9.             Effect on and Ratification of the Subordinated Financing Documents.  The Company acknowledges, confirms and agrees (without limiting or modifying the provisions of the Subordinated Financing Documents or the rights and remedies otherwise available to the Subordinated Note Holders) that the Subordinated Note Holders: (a) have not made any representations, promises or agreements, and shall have no obligation, to extend the Waiver Period, or otherwise to grant the Company any extension, delay, deferral or other indulgence (other than those contemplated by this Agreement), and (b) after expiration of the Waiver Period, may proceed immediately to enforce all rights and remedies available to them under the Subordinated Financing Documents for collection, foreclosure or otherwise (except as provided for in this Agreement).

10.           Miscellaneous.

(a)           Counterparts.  This Agreement may be signed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that they shall have the same effect as an original counterpart thereof and shall be binding on the person delivering the same.

(b)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, return receipt requested to such party at the address for such notices to it under the SPA and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Forbearance Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

ARTISTDIRECT, INC.

By:	/s/ Robert Weingarten
Name:	Robert Weingarten
Title:	Chief Financial Officer

DKR SOUNDSHORE OASIS HOLDING FUND, LTD.

By:	/s/ Barbara Burger
Name:	Barbara Burger
Title:	Authorized Signatory of DKR Oasis Management Co., LP, its investment manager

CCM MASTER QUALIFIED FUND, LTD.

By:	/s/ Clint D. Coghill
Name:	Clint D. Coghill
Title:	Director

CLIFF CHAPMAN

/s/ Cliff Chapman
Cliff Chapman

LONGVIEW FUND, LP

By:	/s/ Wayne H. Coleson
Name:	Wayne H. Coleson
Title:	Chief Investment Officer

LONGVIEW EQUITY FUND, LP

By:	/s/ Wayne H. Coleson
Name:	Wayne H. Coleson
Title:	Chief Investment Officer

LONGVIEW INTERNATIONAL EQUITY FUND, LP

By:	/s/ Wayne H. Coleson
Name:	Wayne H. Coleson
Title:	Chief Investment Officer

RANDY SAAF

/s/ Randy Saaf
Randy Saaf

OCTAVIO HERRERA

/s/ Octavio Herrera
Octavio Herrera

MICHAEL RAPP

/s/ Michael Rapp
Michael Rapp

PHILIP WAGENHEIM

/s/ Philip Wagenheim
Philip Wagenheim

KARL BRENZA

/s/ Karl Brenza
Karl Brenza

JEFFREY MESHEL

/s/ Jeffrey Meshel
Jeffrey Meshel

Schedule 1

List of Existing Subordinated Defaults

Listed below are the current defaults with respect to each of the sections of the SPA indicated below which have occurred and are continuing and known to the Company.  The parties hereto acknowledge that additional defaults may occur during the Waiver Period.  The parties further acknowledge that the Company, by listing these defaults, is not admitting that such defaults necessarily give rise to an Event of Default as that term is defined under the Subordinated Financing Documents.

•                                          Section 4(c):  The Company did not timely file all reports required to be filed with the SEC pursuant to the 1934 Act.

•                                          Section 4(n):  The Company has not held an annual meeting of stockholders in accordance with the requirements of law.

Listed below are the current defaults with respect to each of the sections of the Registration Rights Agreement, dated July 28, 2005, by and among the Company, the Subordinated Note Holders,  JLF Partners I, LP, JLF Partners II, LP and JLF Offshore Fund, Ltd. (the “Registration Rights Agreement”) indicated below which have occurred and are continuing and known to the Company.  The parties hereto acknowledge that additional defaults may occur during the Waiver Period  . The parties further acknowledge that the Company, by listing these defaults, is not admitting that such defaults necessarily give rise to an Event of Default as that term is defined under the Subordinated Financing Documents.

•                                          Section 2(f).  The Company triggered a Maintenance Failure (as defined in the Registration Rights Agreement) and has not paid the Registration Delay Payments (as defined in the Registration Rights Agreement) nor the interest payments thereon.

•                                          Section 8(b).  The Company did not timely file all reports required to be filed with the SEC pursuant to the 1934 Act.

Listed below are the current of defaults with respect to each of the sections of the Subordinated Notes indicated below which have occurred and are continuing and known to the Company.  The parties hereto acknowledge that additional defaults may occur during the Waiver Period.  The parties further acknowledge that the Company, by listing these defaults, is not admitting that such defaults necessarily give rise to an Event of Default as that term is defined under the Subordinated Financing Documents.

•                                          Section 4(a)(i):  The Company has not maintained its eligibility to use the registration statement filed with the SEC for the resale of the Registrable Securities for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading days in any three hundred and sixty-five (365)-day period.

•                                          Section 4(a)(vi):  The Company has triggered a default of Indebtedness (as defined in the Subordinated Note) with an unpaid principal amount in excess of $1,000,000 at the time of such default.

•                                          Section 4(a)(x):  The Company has materially breached one or more representations, warranties or covenants of the Transaction Documents and such breach continued for a period of ten (10) consecutive Business Days.

•                                          Section 8(f):  The Company has violated certain financial covenants contained in this section.